EXHIBIT 28(c)

                   SECOND STOCK REPURCHASE PRESS RELEASE


















































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DATARAM

PRESS RELEASE

FOR IMMEDIATE RELEASE              CONTACT   Mark Maddocks
                                  Vice President, Finance
                                  Telephone: (609) 799-0071

DATARAM ANNOUNCES INCREASE IN STOCK REPURCHASE PLAN


PRINCETON, NJ, July 1, 1996 -- Dataram Corporation (AMEX: DTM)

     Robert V. Tarantino, president and chief executive officer, announced today that the Board of Directors has approved an amendment to the Open Market Repurchase Plan announced on June 12, 1996. The ammendment increases the total number of shares which may be repurchased under the plan to 500,000 shares from 250,000 shares previously announced. The shares may be repurchased from time to time either on the American Stock Exchange or through block purchases. Tarantino restated the Board of Director belief, that given the current trading prices of Dataram Common Stock, such repurchases would be of long term benefit to the remaining shareholders of the Corporation.

     Dataram Corporation is a developer, manufacturer and marketer of quality computer memory products.


















DATARAM CORPORATION.  P.O. BOX 7528  PRINCETON, NJ  08543-7528
(609) 799-0071  FAX (609) 799-6734






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